TERMINATION AGREEMENT

This Agreement is made and entered into this 19th day of December, 2007 (the “Effective Date”), by and between General Cable Corporation, a Delaware corporation (the “Company”) and Gregory B. Kenny (the “Executive”), and will be effective as of December 31, 2007 (“Effective Date”).

Background

The Executive has served the Company in various senior management capacities for a number of years.  The Executive and the Company are parties to an Employment Agreement (the “Employment Agreement”), effective as of October 18, 1999 and amended and restated as of April 28, 2000; and the Executive and the Company are also parties to a Change-in-Control Agreement, also amended and restated as of April 28, 2000 (“Change-in-Control Agreement”); and

The Executive recommends that the Employment Agreement and the Change-in-Control Agreement be terminated so that the Executive’s employment with the Company is no longer governed by the terms of either agreement; and

The Company and the Executive desire to set out relevant provisions relating to the Executive’s employment.

Terms of Agreement

1.

As of the Effective Date, the Executive and the Company agree that the Employment Agreement and the Change-in-Control Agreement will terminate and cease to have any binding obligation on either the Executive or the Company.  This means that neither the Company nor the Executive will have any further obligations to the other under either the Employment Agreement or the Change-in-Control Agreement and the relationship between the Executive and the Company will be governed by the general laws of the Commonwealth of Kentucky.

2.

In consideration to Executive for his entering into this Agreement, the Company will grant him benefits under its new Executive Officer Severance Pay Plan.

3.

The Executive will continue in his present position and will continue to be entitled to full participation in all of the Company’s employee retirement and benefit plans and programs, including incentive bonus programs and stock programs, and none of his vested rights to any shares of stock in the Company will in any way be affected by this Agreement.  The Executive’s participation in any such benefit, incentive bonus or stock programs will be pursuant to the terms of the particular plans and programs.

4.

(a)

During his employment with the Company and for a period of two (2) years thereafter, the Executive will not, directly or indirectly:

(i)

solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company, or any of its affiliates (the “Group”) to terminate his or her employment or engagement by the Group to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Group, except in furtherance of his responsibilities to the Company; or

(ii)

authorize or assist in the taking of such action by any third party.

For purposes of this paragraph, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” will include any person with such status at any time during the twelve (12) months prior to the termination of the Executive's employment and for two (2) years following the Executive's termination of employment.

(b)

During the Employment Period and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, at the time of Executive's termination of employment, in competition with the Group in (i) the development, design, manufacture, marketing, distribution or sale of wire and cable or (ii) any other business activities of the Group accounting for more than 10% of its net sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Group operates or, at the time of Executive’s termination, proposes to operate; provided that, in either case, that the competitive businesses of the Competing Enterprise account for more than 10% of the net sales of the Competing Enterprise for its most recently completed fiscal year and the Executive does not work or consult in such competitive business.  The foregoing covenant will not be construed to preclude the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than 2% of the combined voting power of the voting securities of such company.

5.

This Agreement will be the complete understanding between the parties with respect to the subject matter of Executive’s employment with the Company and supersedes any and all prior or contemporaneous agreements, written or oral, between the Executive and any member of the Group.  No provision of this Agreement may be modified or waived except in writing by a duly authorized representative of the Company with the express approval of the Company’s Board of Directors.

6.

The Executive acknowledges that before entering into this Agreement, he has had a reasonable period of time to consider its terms and has had sufficient time and opportunity to consult with an attorney or other advisor of his choice in connection with his entering into and agreeing to abide by the terms of this Agreement.  The Executive further acknowledges that this

Agreement and its terms are fair, reasonable and are not being agreed to as a result of any fraud, duress, coercion, pressure or undue influence exercised by the Company over him.

7.

This Agreement may be assigned by the Company and will inure to the benefit of any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor will assume all of the Company’s obligations under this Agreement.  This Agreement will also inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators and heirs.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of this 19th day of December, 2007.

GENERAL CABLE CORPORATION

By:  /s/ Robert J. Siverd

Robert J. Siverd

Executive Vice President

ACCEPTED AND AGREED TO

as of the date first written above

By: /s/ Gregory B. Kenny

Gregory B. Kenny